<PAGE 1>

                         EXHIBIT II
                         __________

                   IBM CREDIT CORPORATION
             STATEMENT RE COMPUTATION OF RATIOS
     COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                   (DOLLARS IN THOUSANDS)

                             FOR THE YEAR ENDED DECEMBER 31:
                               1997      1996      1995      1994      1993
                             ________  ________  ________  ________  ________
Fixed Charges:
Interest expense             $538,560  $436,109  $394,572  $306,125  $365,675

Approximate portion of rental
  expense representative of
  the interest factor             283       479       507     2,780     3,290
                             ________  ________  ________  ________  ________

Total fixed charges           538,843   436,588   395,079   308,905   368,965

Net earnings                  283,893   271,082   230,475   250,589   220,220

Provision for income taxes    163,215   176,122   149,455   162,703   173,172
                             ________  ________  ________  ________  ________

Earnings before income taxes
  and fixed charges          $985,951  $883,792  $775,009  $722,197  $762,357
                             ========  ========  ========  ========  ========

Ratio of earnings to fixed
  charges                        1.83      2.02      1.96      2.34      2.07
                                 ====      ====      ====      ====      ====
















                            -46-